EXHIBIT 6.8

MEMORANDUM OF UNDERSTANDING BETWEEN

SOCIAL INVESTMENT HOLDINGS, INC.

AND

WORLD FOOD PROGRAMME (WFP)

This Memorandum of Understanding (the "MOU") is entered into by and between:

Social Investment Holdings Inc., a holding company incorporated under the laws of the United States of America to invest in the creation and ongoing support of companies owned by previously disadvantaged individuals internationally, with its primary address 5727 N.W. 17th Avenue Miami, Florida 33142.

And

The World Food Programme (hereinafter referred to as "WFP"), an autonomous joint subsidiary programme of the United Nations and the Food and Agricultural Organization of the United Nations with headquarters situated at Via Cesare Giulio Viola 68/70, Parco dei Medici, 00148 - Rome, Italy.

WFP and Social Investment Holdings (SIH) shall be referred to collectively as the “Parties" and individually as a "Party".

PREAMBLE

Whereas SIH is global investor that works with overseas development programmes, funds, and agencies of the Government of the United States of America, private sector, and international development partners to achieve positive development impact aligned with the Sustainable Development Goals, by addressing historical imbalances with regards to livelihoods activities, human capital development, and the distribution and access to economic assets and general wealth focusing on sub-Saharan Africa and African diaspora.

Whereas WFP is the world's largest humanitarian organization with a dual mandate of saving lives in emergencies and using food assistance to build a pathway to peace, stability and prosperity for people recovering from conflict, disasters and the impact of climate change and changing lives through innovative strategies that not only seek to address hunger's root causes, but also sustainably protect the vulnerable populations.

And whereas the Parties are desirous to explore potential collaboration and coordination of their various initiatives for supporting livelihoods activities for food insecure populations in southern Africa,

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ARTICLE 1: OBJECTIVE

1.1

The purpose of this MOU is to provide a broad framework for potential collaboration between the Parties in the areas discussed below and to facilitate any future collaboration between the Parties towards the promotion of sustainable rural livelihoods, food systems development activities, including optimizing food systems supply chains, post-harvest handling, access to markets, and climate change mitigation, resilience building, and adaptation.

1.2

The Parties shall explore collaboration in countries that fall under WFP’s Southern Africa Regional Bureau, including Angola, Democratic Republic of the Congo, Lesotho, Namibia, Republic of Congo, and Zambia.

1.3

Consultation and the exchange of information shall occur between the Parties as necessary and appropriate, in the interest of identifying areas and potential projects in which, and the concrete activities for which, effective and practical cooperation may be possible within the framework of this MOU. Any exchange of information between the Parties shall be subject to the provisions this MOU and to the internal regulations, rules, directives, circulars, manuals, policies, procedures, and practices (the “Regulations and Rules”) of either Party.

1.4

The collaboration between the Parties hereunder is not exclusive and shall not preclude either Party from engaging in and continuing collaborations or other activities such as those covered in this MOU with third parties. Furthermore, this MOU shall not represent any commitment on the part of either Party to give preferred treatment to the other Party in any matter contemplated under this MOU or otherwise.

1.5	This MOU does not represent any commitment of the Parties to conduct any specific activity, initiative, or project.

ARTICLE 2: AGREEMENT ON FUTURE COLLABORATION

2.1.

The Parties shall agree on the particular terms and conditions of any specific initiatives and activities under this MOU (each a “Specific Project”) through separate written implementation agreements (the “Implementation Agreements”), which shall include, among other provisions: (i) reference to this MOU and the general conditions set forth herein, (ii) the activities involved in the Specific Project, (iii) the specific obligations of the Parties; (iii) the budget of the Specific Project and its funding and other financial arrangements; (iv) the duration of the Specific Project, and (v) the specific modalities and conditions of the Specific Project.

2.2.	This MOU does not represent any commitment about funding on the part of either Party. Any such commitment shall be reflected in a separate written agreement.

2.3.	Any collaboration or Specific Project undertaken between the Parties shall be subject to the Regulations and Rules of the Parties and the general terms and conditions pertaining to this MOU.

2.4.

The Parties intend to explore cooperation in the areas described below, subject to available resources and through separate Implementation Agreements. The Parties’ cooperation under this MOU shall be underpinned by the United Nations’2030 Agenda for Sustainable Development.

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Locally-led Climate Action – Working with communities adversely impacted by climate change, and those at the forefront of conservation of natural assets that are critical towards sequestration and storage of greenhouse gases, such as forests and basins, the Parties may discuss the design, structure, and implementation of sustainable socio-economic projects within the scope of WFP’s Country Strategic Plans. The Parties may discuss how to consider climate change mitigation, resilience building, adaptation and the perspectives and needs of community members in project design. Projects to be discussed may include but are not limited to supporting the adoption of efficient cooking methods, conservation agricultural activities, soil rehabilitation, tree planting, climate-friendly crop drying and post-harvest handling activities. Notwithstanding such discussions, the responsibility for the design of WFP projects, their implementation, targeting and selection of beneficiaries and any engagement with communities shall remain with WFP.

Human capital development – The Parties may explore collaboration to enable access to skills-focused training for youth, women, and other demographics that dwell in areas directly dependent on unsustainable exploitation of natural resources such as forests. Such human capital development activities may have, as the primary objective, enabling of, mainly, rainforest dwelling communities to competitively participate in economic activities that contribute to the conservation of such natural resources yet socio-economically gainful to the extent of enabling target beneficiaries to be self-sufficient with respect to food and nutrition, and enabling them to earn income per capital above the poverty line, whilst contributing to the mitigation of unsustainable exploitation of these natural resources.

2.5.

Livelihoods programme – The Parties may explore collaboration to develop programmes that create conditions supportive of the emergence of alternative businesses and employment opportunities to communities that are dependent on unsustainable exploitation of forests and other natural assets such as basins. Such alternative opportunities will aim at increasing income and food security of participating individuals and their respective households. Such activities will aim at providing gainful economic participation to all members of respective communities, particularly those that would have participated in the human capital development programme.

2.6.

Food systems development programme – The Parties may explore collaboration to implement climate-smart, regenerative, or conservation agricultural activities among a country’s rural or forest dwelling communities and may explore the establishment of additional partnerships and collaborations with Governments and development agencies to that end. Such activities shall focus on building resilience to shocks, improving income from agricultural activities, and enhancing production and the productivity of arable land resources through climate-smart agricultural practices, mechanization, access to finance, reduction of post-harvest losses, and supporting beneficiaries with efficient access to markets.

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2.7.

Development and Climate finance – The Parties may explore collaboration to mobilize resources from public international development programmes, funds, and institutions for the design and implementation of above activities, and from private sector. For the latter, such resources may be in the form of grants, in-kind contributions, and funds mobilized through innovative climate financing instruments, such as carbon credits. The Parties will not engage in any resource mobilization under this MOU without prior consultation and agreement on the specific modalities and conditions thereof (which shall be documented as part of an Implementation Agreement).

2.8.

For the avoidance of doubt, it is understood and agreed that no personal data will be shared under this MOU, and that any disclosure of personal data will be subject to the conclusion of a separate written agreement.

ARTICLE 3: CONFIDENTIAL INFORMATION

3.1

Each Party shall maintain the confidentiality of any information it receives from the other Party that has been designated as confidential or which would appear to a reasonable person to be confidential or proprietary (“Confidential Information”) and shall use it only for the purposes of this MOU and not for any private or commercial gain. This confidentiality obligation shall not apply to information which the recipient can prove in writing was at the time of disclosure:

(a) in the public domain;

(b) lawfully in its possession, and not acquired directly or indirectly from a third party under an obligation of confidentiality;

(c) furnished to the recipient without restriction by a third party having a bona fide right to do so;

(d) public knowledge by act or acts beyond the recipient’s control; or

(e) required to be disclosed by law or pursuant to a judicial order, provided that, subject to and without any waiver of the privileges and immunities of the United Nations, SIH will give WFP sufficient prior notice of a request for the disclosure of Confidential Information in order to allow WFP to have a reasonable opportunity to take protective measures or such other action as may be appropriate before any such disclosure is made.

ARTICLE 4: WFP MARKS

4.1

Neither Party shall use the other Party’s name, any agreed abbreviation thereof, emblem, logo, or trademark (as applicable) without the express prior written approval of the other Party. SIH acknowledges that the use of WFP’s name, emblem, and abbreviation (“WFP Marks”) is strictly reserved for the official purposes of WFP and the WFP Marks are protected from unauthorized use by Article 6ter of the Paris Convention for the Protection of Industrial Property, revised in Stockholm in 1967 (828 UNTS 305 (1972)).

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4.2	Notwithstanding any other provision of this Article 4, SIH agrees that:

(a) In no event shall SIH express or imply that WFP has any financial or business interest in the business of SIH, other than as set forth herein;

(b) In no event shall any authorisation by WFP to use the WFP Marks extend to use for commercial purposes or in any manner that suggests an endorsement, preference for or promotion of SIH’s products, services or activities by WFP or the United Nations; and

(c) It is familiar with the ideals and objectives of WFP and recognizes that WFP and the WFP Marks may not be associated with any political or sectarian cause or otherwise used in a manner inconsistent with the status, reputation and neutrality of WFP or the United Nations.

4.3	Neither Party shall issue press releases or other public statements in respect of this MOU or any collaboration without the express prior written approval of the other Party.

ARTICLE 5: REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1

SIH represents and warrants that it is a Corporation domiciled in the state of Florida whose address is 5727 NW 17 Avenue Miami, Florida 33142. SIH further represents and warrants as of the Effective Date that:

(a) it has the right to enter into this MOU, and the authority and capacity to perform all its obligations under this MOU;

(b) all of its obligations under this MOU are enforceable against it; and

(c) the person signing this MOU on its behalf has on the date of the signature of this MOU, full powers and authority required to sign this MOU.

5.2	SIH undertakes that:

(a) it will perform its obligations under this MOU and carry out all its activities in connection with this MOU in accordance with all laws, ordinances, rules, and regulations bearing upon the performance of its obligations under this MOU; and

(b) it will not take any action, including (but not limited to) making any public statements, that may impair or diminish any rights of WFP under this MOU, or that may undermine the goodwill associated with WFP’s name.

5.3	SIH will inform WFP in writing promptly upon becoming aware of any event which breaches any representation or undertaking set out in this MOU.

5.4	SIH represents and warrants to WFP as of the Effective Date, and further undertakes during the Term, that:

(a) SIH does not tolerate, nor shall it tolerate, any form of forced or compulsory labour, nor is it engaged in, nor shall it engage in, any practice inconsistent with human rights, including the rights set forth in the Convention on the Rights of the Child;

(b) SIH does not engage in, nor shall it engage in, the sale or manufacture of antipersonnel mines or cluster bombs or their components;

(c) SIH is not engaged in, nor shall it engage in, either directly or indirectly, terrorism, or the finance or support of terrorism or the provision of goods or services to suppliers engaged in such activities;

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(d) SIH has taken, and shall continue to take, appropriate measures to prevent sexual exploitation or abuse of anyone by it or by any of its employees, or any other person who may be engaged by SIH to perform any provision hereof;

(e) SIH does not operate, nor has it been operating, nor shall it operate, in violation of United Nations Security Council sanctions; and

(f) no officials of WFP have received or shall be offered by SIH any direct or indirect benefit arising from this MOU or its execution.

ARTICLE 6: NOTICES

6.1	All notices to WFP shall be delivered to:

World Food Programme

Via Cesare Giulio Viola, 68/70 Parco de Medici, 00148, Rome, Italy Attention: [FOCAL POINT AT WFP]

Tel.: [TELEPHONE NUMBER]

Email: [EMAIL]

Fax number: [FAX NUMBER]

6.2	All notices to SIH shall be delivered to:

5727 NW 17 Avenue

Miami, Florida 33142

Attention: Julius Jackson

Tel.: [+1-305-351-2407

E-mail: jjackson@soinholdings.com

Fax number: +1-904-212-0673

6.3

Any notice or communication hereunder shall be made in writing and may be served by personal delivery or registered post to the addresses stated above, or by facsimile or email. Any notice sent by registered post shall be deemed to have been served 10 (ten) calendar days after the time of dispatch. Any notice sent by facsimile shall be deemed to have been served 12 (twelve) hours after the time it was sent and notice sent by email shall be deemed to have been served upon the Party being sent the email by confirmation of receipt by the other Party.

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ARTICLE 7: LIABILITIES

7.1

SIH will ensure that the insurance arrangements applicable to SIH’s operational activities will extend to the activities undertaken by SIH in connection with this MOU and will maintain such insurance against all risks in respect of its activities undertaken in connection with this MOU.

7.2

SIH will indemnify, hold harmless and defend, at its own expense, WFP, its officials, agents, servants or employees from and against all suits, claims, demands or liability of any nature or kind, including their costs and expenses, for claims that arise directly from SIH’s activities in connection with this MOU and any collaboration between the Parties.

ARTICLE 8: INTELLECTUAL PROPERTY

8.1	Unless otherwise agreed by the Parties in writing,

i. Pre-existing intellectual property (“Background IP”) and other property rights in regard to any documents, materials and other works used in or resulting from the activities under this MOU and any Implementation Agreement shall remain with their originating Party.

ii. Each Party shall solely own all right, title, and interest in and to intellectual property invented, created, or otherwise originated solely by that Party or that Party’s representatives over the course of the cooperation under this MOU and each Implementation Agreement.

iii. In the event that the intellectual property in question cannot be attributed to a single originating Party (“Jointly Developed IP”), WFP will solely own all right, title, and interest in and to the Jointly Developed IP.

8.2	Each Party shall ensure that intellectual property rights and other property rights of the other Party or third parties are not infringed during the course of this MOU.

ARTICLE 9: DURATION AND TERMINATION

9.1

This MOU will come into force on the date the last of the Parties signs below (the “Effective Date”) and will continue in effect until [DATE] , unless terminated earlier by either Party in accordance with this Article 9 (the “Term”).

9.2	Either Party may terminate this MOU at any time and for any cause, with 30 (thirty) days written notice to the other Party.

9.3	In the event of termination:

(a) the Parties will bring this MOU to a prompt and orderly conclusion;

(b) each Party will promptly return to the other all Confidential Information of the other Party; and

(c) all rights and permissions each of the Parties has given to the other Party as a result of this MOU will immediately terminate and each Party will immediately cease use of the other Party’s name, emblem and/or logo or trademark.

9.4	The rights and obligations set forth in Articles 3, 7, 8, 15 and 16 of this MOU shall survive, and are without prejudice to, the termination or expiry of this MOU.

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ARTICLE 10: FORCE MAJEURE

If at any time during the course of this MOU, it becomes impossible for either Party to fulfil its obligations under this MOU for reasons of force majeure (meaning any force not caused by nor within the control of either Party and which neither Party is able to overcome), such Party shall promptly notify the other in writing of the existence of such force majeure. The Party giving notice shall be released from its obligations for as long as the force majeure continues to exist. If need be and, to the extent possible, the Party released from its obligations shall then take any necessary steps to remove the force majeure that is preventing implementation or, if it is unable to do so, to reduce its impact.

ARTICLE 11: GENERAL PROVISIONS

11.1

No right or obligation provided for under this MOU may be assigned or transferred to any third party. No third party has any rights in this MOU and no provision of this MOU is enforceable by any third party.

11.2

SIH acknowledges and warrants to WFP that it is not entering into this MOU in reliance upon any representation not expressly set forth herein, and this MOU, including any annex hereto, constitutes the entire MOU between the Parties.

11.3

This MOU shall not be deemed to create any joint venture, joint liability partnership, association or company of any sort between the Parties, nor shall any Party be deemed an agent of the other. The Parties shall be independent of each other and the relationship between them shall be that of two independent contractors. Each Party shall be responsible for its own actions and omissions, including those of its directors, officers and employees.

11.4

Each provision hereunder is severable and distinct. To the extent that any provision hereof is held to be invalid, illegal or unenforceable, this shall not affect or impair the continuation in force of the remainder of this MOU.

ARTICLE 12: PREVENTION OF SEXUAL EXPLOITATION AND ABUSE

12.1

The United Nations and WFP are committed to the protection of vulnerable populations in humanitarian crisis, including from sexual exploitation and abuse. By entering into an agreement with WFP, SIH undertakes to adhere to: (i) the standards set out in the Secretary-General’s Bulletin Special measures for protection from sexual exploitation and sexual abuse (ST/SGB/2003/13); (ii) any minimum operating standards adopted as a result of the Statement of Commitment on Eliminating Sexual Abuse and Abuse by UN and Non-UN Personnel of 4 December 2006; and (iii) any other Protection from Sexual Exploitation and Abuse (PSEA) policy or guideline as may be adopted by WFP, as notified to SIH by WFP from time to time.

12.2

SIH shall ensure that its personnel, agents, contractors and subcontractors conform to the highest standards of moral and ethical conduct. Any failure by SIH to take preventive measures against sexual exploitation or abuse, to investigate allegations thereof or to take corrective action, shall constitute grounds for termination of the MOU.

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ARTICLE 13: ANTI-TERRORISM MEASURES; ADDITIONAL CONDITIONS

13.1

Consistent with numerous United Nations Security Council resolutions relating to terrorism and in particular, the financing of terrorism, WFP and SIH will seek to ensure that any resources received under this MOU, whether in cash or in kind, are not used, directly or indirectly, to provide support to terrorist entities or individuals.

13.2

In accordance with this policy, SIH agrees to employ all reasonable efforts to ensure that such resources (a) are not knowingly transferred directly or indirectly or otherwise used to provide support to any individual or entity associated with terrorism as designated on the Consolidated United Nations Security Council Sanctions List https://www.un.org/sc/suborg/en/sanctions/un-sc-consolidated-list; or (b) any other similar lists that may be established by the United Nations Security Council; and/or (c) are not used in any other manner that is prohibited by a resolution of the United Nations Security Council adopted under Chapter VII of the Charter of the United Nations.

13.3	A provision analogous to Article 13.2 shall be included in all sub-contracts or sub-agreements entered into by SIH under this MOU.

ARTICLE 14: ANTI-FRAUD AND ANTI-CORRUPTION PROVISIONS

14.1

SIH acknowledges and agrees that, in accordance with WFP’s Anti-Fraud and Anti-Corruption Policy (WFP/EB.A/2015/5-E/1) (“the Policy”), WFP has zero tolerance for fraudulent, corrupt, coercive, obstructive and/or collusive practices (as such terms are defined below).

14.2.	In particular, and without limitation, SIH represents and warrants to WFP that it has not, and it shall not, at any time:

a) perform any act or omit to perform any act, including any misrepresentation, in order to knowingly mislead, or attempt to mislead, WFP and/or any other party to obtain a financial or other advantage, or to avoid any obligation, to benefit the perpetrator or a related party (“fraudulent practice”);

b) offer, give, receive or solicit, directly or indirectly, or attempt to offer, give, receive or solicit, directly or indirectly, anything of value to improperly influence the actions of WFP and/or any other party (“corrupt practice”);

c) enter into any arrangements with any other party or parties that are designed to achieve an improper purpose, including but not limited to improperly influencing the actions of WFP and/or any other party (“collusive practice”);

d) impair or harm, or threaten to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party (“coercive practice”);

e) deliberately destroy, falsify, alter or conceal evidence material to the investigation or making false statements to investigators in order to materially impede a duly authorized investigation into allegations of corrupt, fraudulent, coercive or collusive practice; and/or threaten, harass or intimidate any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation; or engage into any act intended to materially impede the exercise of WFP’s contractual rights of access to information (“obstructive practice”, and together with fraudulent, corrupt, collusive and coercive practices, “prohibited practices”).

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14.3

SIH shall communicate the Policy to its officers, employees, contractors, subcontractors and agents and shall take all reasonable measures to ensure that such persons do not engage in prohibited practices. SIH shall include this model clause in its agreements with any subcontractors and/or other agents which are in any way involved in the implementation of any project funded by WFP.

14.4

SIH shall immediately disclose to WFP any actual, apparent, potential or attempted prohibited practice that SIH becomes aware of. To that end, SIH shall fully cooperate, and shall take all reasonable steps to ensure that its officers, employees, contractors, subcontractors and agents fully cooperate, with any investigation or review of prohibited practices by WFP, including by allowing WFP to access and inspect its premises as well as any records, document and any other information, including financial, electronic and IT records, relevant to its contractual relationship with WFP, including allowing WFP to take copies of any such records, documents or information.

14.5

SIH expressly acknowledges and agrees that any breach of this clause by SIH or by any of its officers, employees, contractors, subcontractors or agents, constitutes a material breach of this MOU, which entitles WFP to immediately terminate this MOU without incurring any liability to SIH; and

14.6

Furthermore SIH expressly acknowledges and agrees that, in the event that WFP were to determine through an investigation or otherwise that a prohibited practice occurred, WFP shall have, in addition to its right to immediately terminate the MOU, the rights to: i) apply and enforce the relevant sanctions in accordance with WFP internal regulations, rules, procedures, practices, policies and guidelines, including referral of the matter to national authorities when appropriate; and ii) recover all losses, financial or otherwise, suffered by WFP in connection with such prohibited practices.

ARTICLE 15: SETTLEMENT OF DISPUTES

15.1

This MOU and any dispute arising therefrom shall be governed by internationally accepted general principles of law and by the terms of this MOU, to the exclusion of any choice of law rules that would defer the agreement to the laws of any given jurisdiction.

15.2

The Parties shall use their best efforts to settle amicably any dispute, controversy or claim arising out of this MOU or the breach, termination or invalidity thereof. Where the Parties wish to seek such an amicable settlement through conciliation, the conciliation shall take place in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Conciliation Rules then obtaining, or according to such other procedure as may be agreed between the Parties. Unless otherwise agreed by the Parties, the place of the conciliation procedure shall be the national capital city of the country where the Project occurs.

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15.3

Any dispute, controversy or claim between the Parties arising out of this MOU or the breach, termination or invalidity thereof, unless settled amicably in accordance with Article 15.2 above within sixty (60) calendar days after receipt by one Party of the other Party’s request for such amicable settlement shall be referred by either Party to arbitration, which shall be conducted in accordance with the UNCITRAL Arbitration Rules then obtaining. The arbitration shall be conducted by an arbitration tribunal comprised of three arbitrators. Each Party shall appoint one arbitrator and the arbitrators so appointed shall select a third arbitrator who shall act as President of the arbitral tribunal. If, within sixty (60) calendar days as of the receipt of the notice of arbitration by the Party against which arbitration is commenced, or within sixty (60) calendar days as of the acceptance of the appointment as arbitrator by the arbitrators appointed by the Parties, as the case may be, one of the Parties fails to appoint an arbitrator or the arbitrators appointed by the Parties fail to reach an agreement on the identity of the third arbitrator, as the case may be, either of the Parties may request the appointing authority to appoint an arbitrator for the other Party or appoint the third arbitrator. The Parties agree that the appointing authority shall be the Secretary-General of the Permanent Court of Arbitration at the Hague. The arbitration tribunal shall have no authority to award punitive damages. The arbitration tribunal shall decide by a majority of votes. The Parties shall be bound by any arbitration award rendered as a result of such arbitration as the final adjudication of any such controversy, claim or dispute. The place of arbitration shall be outside the country where the Project occurs.

ARTICLE 16: PRIVILEGES AND IMMUNITIES

Nothing in this MOU or any document or communication in connection with this MOU shall be deemed a waiver, express or implied, by WFP, the United Nations and the Food and Agriculture Organization of the United Nations of any privileges and immunities enjoyed by them pursuant to the 1946 Convention on the Privileges and Immunities of the United Nations, the 1947 Convention on the Privileges and Immunities of the Specialized Agencies, customary international law, other relevant international or national agreements, and under domestic law.

IN WITNESS WHEREOF, this MOU is executed by duly authorised officers of the Parties, with effect as of the Effective Date.

/s/ Menghestab Haile Menghestab Haile Regional Director World Food Programme (WFP) Date…12/10/23…………….	/s/Julius V. Jackson Julius V. Jackson President Social Investment Holdings Inc. (SIH) Date…12/10/23.………

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